Exhibit 99.1

Contacts:
John P. McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
John.McLaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Corrects Its Adjusted Conversion Rates for Its Convertible Notes

INCLINE VILLAGE, NV, December 12, 2011 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today corrected its earlier-announced adjusted conversion rate for its:

•
2.875% Convertible Senior Notes due February 15, 2015 (February 2015 Notes), to 155.396 shares of common stock per $1,000 principal amount, reflecting a conversion price of approximately $6.44 per share, effective December 9, 2011; and

•
3.75% Convertible Senior Notes due May 1, 2015 (May 2015 Notes), to 135.9607 shares of common stock per $1,000 principal amount, reflecting a conversion price of approximately $7.36 per share, effective December 6, 2011.

The conversion rates for the two Notes are adjusted in connection with the regular quarterly dividend of $0.15 to be paid on December 15, 2011, to all stockholders who owned shares of PDL on December 8, 2011, the record date.

February 2015 Notes

The conversion rate for the February 2015 Notes was previously 151.713 shares of common stock per $1,000 principal amount of the February 2015 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL's common stock for the five consecutive trading days immediately preceding the ex-dividend date for the cash dividend of December 6, 2011, and the denominator of which is the difference of such average closing price less the dividend amount.

May 2015 Notes

The conversion rate for the May 2015 Notes was previously 132.6682 shares of common stock per $1,000 principal amount of the May 2015 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL's common stock for the 10 consecutive trading days immediately preceding the ex-dividend date for the cash dividend of December 6, 2011, and the denominator of which is the difference of such average closing price less the dividend amount.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new royalty bearing assets and maximizing the value of its patent portfolio and related assets. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
The foregoing statements regarding PDL's intentions with respect to the cash dividend payment described above constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Important factors that could impair the value of the Company’s royalty assets and limit the Company’s ability to pay dividends are disclosed in the risk factors contained in the Company’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2011, and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.